           As Filed with the Securities and Exchange Commission

                             on April 12, 1995

                                               File No. 33-57895

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
=================================================================

                            AMENDMENT NO. 2 TO

                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
=================================================================
                           FRONTIER CORPORATION
          (Exact name of registrant as specified in its charter)
- -----------------------------------------------------------------
              NEW YORK                        16-0613330
     (State or other jurisdiction of      (I.R.S. Employer
      incorporation or organization)       Identification Number)
- -----------------------------------------------------------------
                          180 South Clinton Avenue
                 Rochester, New York 14646,    (716) 777-1000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
- -----------------------------------------------------------------

                          JOHN T. PATTISON, ESQ.
                             GENERAL ATTORNEY
                           FRONTIER CORPORATION
             180 SOUTH CLINTON AVENUE, ROCHESTER, NEW YORK 14646
                              (716) 777-7978

         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
=================================================================
Approximate date of commencement of proposed sale to the public:

 - From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                ---

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                         ---


                      CALCULATION OF REGISTRATION FEE
      ---------------------------------------------------------------
                              Proposed   Proposed
                              Maximum    Maximum
                      Amount  Offering   Aggregate  Amount of
Title of Securities   to be   Price Per  Offering   Registration
Being Registered   Registered Unit (2)    Price (2) Fee      (3)
- ---------------------------------------------------------------
Common Stock
par value $1.00    866,783(1)  $20.44  $17,717,044   $2,689.22

- ---------------------------------------------------------------

                      CALCULATION OF REGISTRATION FEE

(1) Upon filing of the original S-3 having this file number (33-
    57895) the Registrant registered 437,158 shares of its $1.00 par value Common Stock. By this Amendment No. 2, the
    Registrant is registering an additional 429,625 such shares for a total of 866,783 of such shares.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low reported sale prices reported in the consolidated reporting system for the Common Stock on the New York Stock
    Exchange on April 5, 1995 in accordance with Rule 457(c).

(3) The Registrant paid filing fees of $3,420.11 upon filing the unamended S-3 referenced in footnote (1) above. This fee is for the 429,625 additional shares registered hereby.

- ---------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       EXHIBIT INDEX TO THIS REGISTRATION STATEMENT IS AT PAGE II-7.

- ---------------------------------------------------------------
                           SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED APRIL 12, 1995

               --------------------------------------------

                                PROSPECTUS

                           FRONTIER CORPORATION

                Frontier Center, 180 South Clinton Avenue,
                 Rochester, New York 14646  (716) 777-1000

                      866,783 Shares of Common Stock

                             ($1.00 Par Value)
          -------------------------------------------------------

    The 866,783 shares of common stock, $1.00 par value (the "Common Stock"), of Frontier Corporation ("Frontier") covered by this Prospectus are outstanding shares which are being offered by, and for the account of, certain shareowners of Frontier (the "Selling Shareowners"). The shares of Common Stock covered by this Prospectus were issued to the Selling Shareowners in connection with the acquisition on March 29, 1995 by Frontier of MLD Minnesota 10, Inc. ("MLD") and Dowdy Minnesota 10, Inc. ("Dowdy"), each 50% partners in the Minnesota 10 RSA non-wireline cellular operating company Minnesota Southern Cellular Telephone Company ("MSCTC"). The Selling Shareowners have advised Frontier that they may sell, from time to time, part of the Common Stock covered by this Prospectus on the New York Stock Exchange ("NYSE") in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or negotiated prices. See "PLAN OF DISTRIBUTION". Frontier Common Stock is listed on the NYSE and traded under the symbol "FRO". On April 10, 1995 the closing share price for the Common Stock on the NYSE was $19.75.

         ---------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ---------------------------------------------------------




No person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Frontier, or any Selling Shareowner. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock covered by this Prospectus, nor an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

              The date of this Prospectus is April 12, 1995.

- -----------------------------------------------------------------
                            [ All In Red Ink ]

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

- -----------------------------------------------------------------

                           AVAILABLE INFORMATION

    Frontier is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Frontier may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional office of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these filings may also be obtained from the Commission at prescribed rates by writing to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning Frontier may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Frontier has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus incorporates by reference certain documents or parts thereof, which are omitted in accordance with the rules and regulations of the Commission. Upon written or oral request, Frontier will provide without charge to any person to whom this Prospectus is delivered, including any beneficial owner, a copy of any and all information incorporated by reference herein (except exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). All such requests shall be directed to:
Corporate Vice President - Finance, Frontier Corporation, Frontier Center, 180 South Clinton Avenue, Rochester, New York 14646-0700, telephone number (716) 777-1000.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    As of any particular time, the following documents filed by Frontier with the Securities and Exchange Commission are incorporated herein by reference:

(a) The annual report of Frontier and its subsidiaries on Form 10-K for the fiscal year ended December 31, 1994, which contains financial statements for Frontier's latest fiscal year for which a Form 10-K was required to be filed, together with the Company's Current Reports on Form 8-K dated February 13, 22 and 28 and April 10, 11 and 12, 1995.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) Frontier's Proxy Statement, dated March 13, 1995, for the
    Annual Meeting of Stockholders, held on April 26, 1995.

(d) The Company's Definitive Proxy Statement distributed to common shareholders dated November 18, 1994 for the Special
    Meeting of Shareholders held on December 19, 1994.

    All documents filed by Frontier with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the shares described herein shall be deemed to be incorporated in this Prospectus by reference, as long as the offer is in process, from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent the statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                THE COMPANY

    Frontier Corporation, a New York corporation and the issuer of the shares of Common Stock covered by this Prospectus, has its principal executive offices at Frontier Center, 180 South Clinton Avenue, Rochester, New York 14646-0700. Its telephone number is
(716) 777-1000.





                            SELLING SHAREOWNERS

    The following table sets forth the names of the Selling Shareowners, the number of shares of Common Stock beneficially owned by each of them as of April 10, 1995, the number of shares of Common Stock, all or a part of which will be offered by each Selling Shareowner, and the number of shares each Selling Shareowner will own beneficially if all of the shares offered hereby by such Selling Shareowners are sold as described herein. Each of the Selling Shareowners was a shareowner of MLD or Dowdy for a period of at least three (3) years prior to the date of this Prospectus. MLD and Dowdy are presently being operated as subsidiaries in the Frontier group of companies. As of the date of this Prospectus neither of the Selling Shareowners has any continuing business relationship with MLD or Dowdy. None of the Selling Shareowners is an officer or director of Frontier, MLD, Dowdy, MSCTC or any other affiliate of Frontier.


                     Common Stock                Common Stock
                     Beneficially  Common Stock  Beneficially
Name of              Owned as of      Offered    Owned if
Selling Share Owner    04/15/93       Hereby     Offering Completed*
- -------------------  ------------  ------------  -----------------

Mary L. Demetree      430,239       430,239          -0-
Ronald E. Dowdy       436,544       436,544          -0-

 * Pursuant to executed Securities Agreements, both of the Selling Shareholders have made representations that they will not sell, exchange, or otherwise dispose of all or part of the Common Stock they receive other than in compliance with such agreements.

                           PLAN OF DISTRIBUTION


  The 866,783 shares of Common Stock covered by this Prospectus are outstanding shares which are being offered by the Selling Shareowners who will be entitled to the proceeds of any sales made hereunder. None of the proceeds of this offering will be received by Frontier.

  The Selling Shareowners have advised Frontier that sales of the shares of Common Stock covered hereby will be made on the New York Stock Exchange or such other exchange on which the Common Stock may be listed, in the over-the-counter market or in private transactions. Sales through brokers may be made by any method of trading authorized by the NYSE or any other stock exchange on which such stock may be listed, including block trading in negotiated transactions.

  Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this Prospectus, either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Each of the Selling Shareowners has advised Frontier that it will not pay any consideration, other than usual and customary broker's commissions, in connection with sales of the Common Stock.

  In offering the shares of Common Stock covered by this Prospectus, the Selling Shareowners and any broker/dealers who execute sales for such stockholders, may be considered to be statutory "underwriters" within the meaning of the Securities Act, and any profits realized by the Selling Shareowners and the compensation of such broker/dealers may be deemed to be underwriting discounts and commissions.

  Sales of shares will be made at the market price prevailing at the time of each such sale. However, prices in negotiated or private transactions may vary considerably from the prevailing market price.

  Each of the Selling Shareowners has advised Frontier that, during such time as such Selling Shareowners may be engaged in a distribution of Common Stock included herein, he or she will comply with Rules 10b-2, 10b-6 and 10b-7 promulgated under the 1934 Act, as amended, and pursuant thereto will, among other things: (i) not engage in any stabilization activity in connection with the securities of Frontier in contravention of such rules; (ii) cause to be furnished to each broker through whom the shares of Common Stock covered hereby may be offered or to the offeree if an offer is not made through a broker, such copies of the Prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by such broker or offeree; and (iii) not bid for or purchase any securities of Frontier or attempt to induce any person to purchase any Frontier securities except as permitted under the 1934 Act. The Selling Shareowners have also agreed to inform Frontier when the distribution of the shares held by each of them is completed. In making such agreements, each Selling Shareowner specifically disclaims any responsibility for the acts or omissions of any other Selling Shareowner.


                            INTEREST OF EXPERTS

  The consolidated financial statements and related financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Price Waterhouse, independent public accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

  The validity of the Frontier Common Stock offered hereby by the Selling Shareowners has been passed upon for Frontier by John
T. Pattison, its General Attorney.  As of December 31, 1994, John
T. Pattison was also the beneficial owner of 2,166 shares of Frontier Common Stock.

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

  Frontier will bear no expenses in connection with any sales or other distributions of the Common Stock other than the expenses of preparation and distribution of this registration statement and the Prospectus which forms a part hereof, as well as the broker's fees set forth above. Such expenses are estimated, and the Commission's fee is set forth, as follows:

          Registration fee  .....................  $ 6,109.33
          Legal fees  ...........................  $ 1,000.00
          Accounting fees  ......................  $ 1,000.00
                                                   ----------
          Total Expenses                           $ 8,109.33
                                                   ==========

Item 15.  Indemnification of Directors and Officers.

  The Business Corporation Law of the State of New York ("BCL") provides that if a derivative action is brought against a director or officer, Frontier may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of Frontier, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to Frontier. In a nonderivative action or threatened action, the BCL provides that Frontier may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of Frontier.

  Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

  The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of sections 721-725 of the BCL.

  Article II, Section 12, of Frontier's Bylaws contains provisions authorizing indemnification by Frontier of directors and officers against certain liabilities and expenses which they may incur as directors and officers of Frontier or of certain other entities.

  Section 726 of the BCL also contains provisions authorizing Frontier to obtain insurance on behalf of any such director and officer against liabilities, whether or not Frontier would have the power to indemnify against such liabilities. Frontier maintains Executive Liability and Defense coverage under which the directors and officers of Frontier are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 16.  List of Exhibits

Exhibit
Number
- -------

5      - Opinion of John T. Pattison re: legality

23-1   - Consent of Price Waterhouse, LLP

23-2   - Consent of John T. Pattison (Included in Exhibit 5)

24-1   - Powers of Attorney of Directors

24-2   - Certified Resolutions of Frontier authorizing execution
          by an officer by power of attorney


Item 17.  Required Undertakings
- -------------------------------

Frontier hereby undertakes:

1. (a) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs contained in periodic reports filed by Frontier pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Frontier certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, County of Monroe, State of New York, on the 12th day of April, 1995.

                                  FRONTIER CORPORATION

                                  By:  /s/ Louis L. Massaro
                                      -------------------------
                                       Louis L. Massaro
                                       Corporate Vice President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of April, 1995.

Signature                        Title

/s/ Ronald L. Bittner
- ----------------------------
Ronald L. Bittner                President and Chief Executive
                                 Officer, Director
                                 (Principal Executive Officer)

/s/ Louis L. Massaro             Corporate Vice President
- ----------------------------     (Principal Financial and
Louis L. Massaro                 Accounting Officer)


Ronald L. Bittner       )
John R. Block           )
Brenda E. Edgerton      )
Jairo A. Estrada        )   Directors
Daniel E. Gill          )
Alan C. Hasselwander    )
Douglas H. McCorkindale )
Leo J. Thomas, Ph.D.    )

By:  /s/ Louis L. Massaro
    ------------------------
    (Louis L. Massaro, Attorney-in-Fact)

                               EXHIBIT INDEX


EXHIBIT
NUMBER                                       METHOD OF FILING
- --------------------------------------------------------------

5         Opinion of John T. Pattison         Herewith
           re: legality

23-1      Consent of Price Waterhouse         Herewith

23-2      Consent of John T. Pattison         Included in Exhibit 5

24-1      Powers of Attorney of Directors     Herewith

24-2      Certified Resolutions of Frontier   Herewith
           authorizing execution by an
           officer by power of attorney